UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2007

SEQUIAM CORPORATION
(Exact name of registrant as specified in its charter)

California 333-45678 33-0875030
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Sunport Lane, Orlando, Florida	32809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 541-0773

____________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 8, 2007, Sequiam Corporation (the “Company”) received written notice (the “Notice”) that an Event of Default occurred under the Second Amended, Restated and Consolidated Senior Secured Term Note, dated November 1, 2005, made by the Company in favor of Lee Harrison Corbin, Attorney-In-Fact for the Trust under the Will of John Svenningsen (the “Prior Note Holder”), in the original principal amount of $3,650,000 (the “Note”), as assigned to Biometrics Investors, L.L.C., a Delaware limited liability company (the “New Note Holder”) and the Loan Documents, as defined in the Forbearance Agreement (defined below). According to the Notice, the Company failed to pay amounts due under the Note as of October 10, 2006, and was further advised that the Forbearance Termination Date under that certain Forbearance Agreement, dated as of November 22, 2006, between the Company and the Prior Note Holder, as assigned to the New Note Holder (the “Forbearance Agreement”), has passed. According to the Notice, the New Note Holder will provide the Company with notice of the UCC sale which the New Note Holder will schedule to liquidate the collateral for the Note.

Simultaneously with the receipt of the Notice, the Company received a term sheet (the “Term Sheet”) from the New Note Holder offering to further amend and restate the Note and enter into a new credit agreement with the Company providing for the advance of an additional loan amount as provided in the Term Sheet (the “Proposed Transaction”). The Term Sheet shall terminate on March 18, 2007 if not otherwise accepted by the Company. The terms of the offer include adding all accrued interest and penalties to the principal balance of the Note, amending and restating the Note to approximately $4 million and then subsequently advancing an additional $2.5 million to the Company (the "Advance") and restating the Note to a total of $6.5 million. If the Term Sheet is accepted and the transactions consummated, the Note will bear interest at 12% per annum payable monthly in arrears with a single principal payment due on April 15, 2009. Furthermore, the Note will be collateralized by all of the assets of the Company and guaranteed by each of its subsidiaries.

In connection with the Proposed Transaction, the New Note Holder would be entitled to receive warrants with an exercise price of $0.01 for an amount of common shares that would represent 25% of the number of shares of common stock outstanding on a fully diluted basis. As a condition of the Proposed Transaction, the Company must obtain consents from and waivers of anti-dilution restrictions from the existing shareholders, warrant holders and convertible preferred holders who have such rights. Additional terms and conditions apply the Advance.

Subject to additional terms, conditions and milestones set forth in the Term Sheet, the New Note Holder will advance an additional $5 million to the Company under the same Note (the “Additional Advance”). In connection with the Additional Advance, the New Note Holder would be entitled to receive warrants with an exercise price of $0.01 for an amount of common shares that would represent 15% of the number of shares of common stock outstanding on a fully diluted basis.  The Additional Advance would be conditioned among other things, upon Company achievement of profitability and cash flow targets.

The Company is making every effort to work with the New Note Holder to: (a) cure the Event of Default; (b) enter into the Term Sheet and (c) consummate the Proposed Transaction.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

    (a) Financial Statements of Businesses Acquired.

        Not Applicable

    (b) Pro Forma Financial Information.

         Not Applicable

    (c) Shell Company Transactions.

        Not Applicable

    (d)  Exhibits.

          Number     Description

    10.1      Notice of Default, dated March 8, 2007.

10.2	Letter of Intent and Term Sheet, dated March 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUIAM CORPORATION
(Registrant)

Date: March 14, 2007
By: /s/ Mark L. Mroczkowski
Mark L. Mroczkowski
Executive Vice President and Chief Financial Officer